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                                                                     EXHIBIT 4.8


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                              CONSULTING AGREEMENT

THIS AGREEMENT is made as of the 6th day of November, 2000.

BETWEEN:

                                   ARCTURUS FINANCIAL SERVICES CORPORATION, a Corporation incorporated under the laws of the Province of Ontario.

                                   (hereinafter referred to as the "Consultant")

                                   - and -

                                   EQUILAR CAPITAL CORPORATION,
                                   a Corporation incorporated under the
                                   laws of the Province of Ontario

                                   (hereinafter referred to as the "Company")

WHEREAS the Company wishes to employ the services of the Consultant in accordance with the by-laws of the Company;

AND WHEREAS the parties hereto desire to set out the understanding reached between them in a written agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration (the receipt and sufficiency whereof is hereby acknowledged), the parties hereto hereby agree with each other as follows:

1.00 TERM

1.01 This Agreement shall be for a three (3) year term and thereafter shall, in the absence of notice of cancellation by one party to the other, be automatically deemed to be renewed, on the same terms and conditions set out herein, by the parties, for successive one (1) year terms.

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2.00  DUTIES

2.01 The Consultant shall provide technical and management consulting services relating to the corporate finance activities of the Company, in general, including: structure and execution of acquisitions and divestitures; business and finance advice; analysis and negotiation of the terms and conditions relating to underwriting and/or financing arrangements; and coordination of promotional, marketing and investor identification efforts, as may from time to time be prescribed by the Board of Directors of the Company (the "Consultant's Services").

2.02 The Consultant shall comply with all lawful instructions and directions given to it by the Board of Directors.

3.00  TIME AND ATTENTION

3.01 During the term of this Agreement, the Consultant shall devote significant time and attention, whether through (at the Consultant's discretion) employees, officers, agents or sub-contractors, to the performance of the Consulting Services, as is deemed necessary by the parties in the circumstances from time to time.

3.02 The Company acknowledges that the Consultant is free to pursue other activities during the term hereof, subject to Article 8.0 herein, and is not devoting its full time and energies to the Company.

4.00  FEE

4.01 During the term of this Agreement, the Consultant shall be paid a fee at the rate of Thirty Thousand Dollars ($30,000) per annum. Such fee shall be paid to the Consultant in equal monthly installments, in advance. At the option of the Consultant, such fee may be paid in common shares in the capital stock of the Company at the prevailing market rate. If the Consultant elects to receive such common shares as payment, said payment shall be made in advance for the ensuing year.

For the purposes of this Agreement, "market rate" shall mean the average closing price of the common shares of the Company over the twenty (20) trading days preceding the relevant date as determined under this sub-paragraph.

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5.00  EXPENSES

5.01 The Consultant shall be entitled to claim reimbursement for all reasonable business expenses incurred by the Consultant in the course of its duties.

6.00  TERMINATION

6.01 This Agreement may only be terminated for legal cause, except as set out below.

6.02 The Company may terminate this Agreement at any time, without cause, upon providing not less than thirty (30) days' prior written notice, and by paying to the Consultant on the termination date so set all monies due and owing to the Consultant, together with a cash amount equal to one-half of all payments which would otherwise accrue for the remaining period of the current term.

Such payments are made in lieu of any damage claim by the Consultant for such early termination who, in consideration of receipt of same, hereby expressly waives the right to make such a claim. The Company acknowledges that the Consultant has expended significant time and expense in preparing itself to deal with its duties under this Agreement, and that the payments contemplated hereby are reasonable. Any such payments should be treated as liquidated damages of the Consultant.

In the event that the Consultant elected to receive its fee payments in capital stock in lieu of cash, as contemplated by sub-paragraph 4.01, it shall not be required to return any such securities, and if the deemed value thereof exceeds the amount otherwise due hereunder, the Consultant shall be entitled to retain same in full satisfaction of such payments.

6.03 No early termination of this Agreement pursuant to sub-paragraph 6.01 or 6.02 shall serve to relieve the parties of their obligations under Articles 7.00, 8.00 or 9.00 hereof.

7.00     CONFIDENTIAL INFORMATION

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7.01  For the purposes of this Agreement, "Confidential Information" shall mean all data and information (either oral or in a tangible form) that may be disclosed by the Company, including but not limited to inventions, discoveries, processes, and know-how; product information; research and development information; information relating to actual and potential customers; financial data and information; business plans; marketing materials and strategy, information relating to details of operations, commercial relationships, or negotiations of the Company; and any other information regarding the foregoing that is not generally known to public or competitors of the Company and that the Company discloses to the Consultant hereunder or that the Consultant obtains as a result of an inspection of or visit to the Company's premises. Failure to include a confidentiality notice on any materials disclosed to the Consultant shall not give rise to an inference that the information disclosed is not confidential.

7.02 For the purposes of this Agreement, "Confidential Information" shall also mean all data and information (either oral or in tangible form) that may be disclosed by the Consultant to the Company that was not expressly produced, procured or otherwise acquired by the Consultant and provided to the Company under the terms of this Agreement.

7.03 Confidential Information shall not include information that either party can establish: was generally known to the public at the time of the disclosure (other than as a result of a breach of this Agreement); was legally in the possession of the relevant party at the time of disclosure, as evidenced by its written records; was independently developed by the party, as evidenced by its written records; was lawfully obtained from a third party owing no obligation of confidentiality; or was later published or generally disclosed to the public.

7.04 The parties agree that during the term of this Agreement and following the termination of the Agreement herein, it will not:

      (a) disclose to anyone, except in the course of the relationship created hereunder, or

      (b) use for its own purposes or for any purposes except those contemplated hereby any Confidential Information. This restriction shall cease to apply to information, which becomes available to the public generally otherwise than by the Consultant's, or the Company's, as the case may be, default.

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7.05  Each party acknowledges that a breach or threatened breach by the other of any provision of this Agreement will result in the non-breaching party suffering irreparable harm, which cannot be calculated or fully or adequately compensated by recovery of damages alone. Accordingly, the parties agree that, in addition to any other relief or remedy to which the breached party becomes entitled, that party shall be entitled to interim and permanent injunctive relief, specific performance and other equitable remedies.

8.00  NON-COMPETITION

8.01 Unless the prior written consent of the Company is obtained, the Consultant shall not, for so long as this Agreement or any renewal of this Agreement is in effect, and for a period of one (1) year after the termination of this Agreement or renewal of this Agreement, directly or indirectly in any manner whatsoever including, without limitation, either individually, in partnership, jointly or in conjunction with any other person or entity, or as employee, principal, agent, director or shareholder of any other entity:

      (a) carry on or be interested in, whether as a shareholder, investor, lender, licensee or otherwise, any business which competes in a material way with any business carried on by the Company or any of its subsidiaries; except that it may hold, for investment purposes only, up to five percent (5%) of the issued securities of any class of any company if the securities are listed and publicly-traded on a stock exchange; and

      (b) be a consultant or an employee or a director or officer in any capacity in any business, which competes in a material way with any business, carried on by the Company, or any of its subsidiaries.

8.02 This non-competition covenant shall be restricted to the following geographic locations:

      (a)   within North America.

8.03 It is understood by the parties that every provision, paragraph and sub-paragraph and this Article 8 and every part thereof is hereby declared to be separate and distinct and is intended to be

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severable. If any provision, paragraph or sub-paragraph of this Article 8 or any part thereof is determined to be void or unenforceable in whole or in part by any court of competent jurisdiction, it shall not be deemed to affect or impair the validity or any other provision, paragraph or sub-paragraph of this Article
8 or any other part this Agreement herein.


9.00  NON-SOLICITATION

9.01 Neither party shall during this Agreement for so long as this Agreement or any renewal of this Agreement is in effect, and for a period of one (1) year after the termination of this Agreement or renewal of this Agreement, directly or indirectly:

      (a) attempt to solicit, entice away, engage or employ any person employed by the other, or any of its subsidiaries, at the date of termination or during the three (3) months immediately prior to termination; or

      (b) procure that such a person be engaged or employed by any other business which competes in a material way with any business carried on by the other at the date of termination; or

      (c) approach or attempt to solicit any of the sponsors, customers, or persons, firms or corporations that do business with the other, or its subsidiaries.

10.00 NOTICE

10.01 All notices, requests, demands or other communications (collectively, "Notices") by the terms hereof required or permitted to be given by one party to any other party, or to any other person shall be given in writing by personal delivery or by registered mail, postage prepaid, or by facsimile transmission to such other party as follows:

      (a)   To the Company:
            34 ALGONQUIN CRESCENT
            AURORA, ONTARIO

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            L4G 3E5
            FAX: (416) 860-1580


      (b)   To the Consultant:
            C/O 25 TORONTO STREET, SUITE 200
            TORONTO, ONTARIO
            M5C 2R1
            FAX: (416) 860-1580

or at such other address as may be given by such person to the other parties hereto in writing from time to time.

All such Notices shall be deemed to have been received when delivered or transmitted or, if mailed, 48 hours after 12:01 a.m. on the day following the day of the mailing thereof. If any Notice shall have been mailed and if regular mail service shall be interrupted by strikes or other irregularities, such Notice shall be deemed to have been received 48 hours after 12:01 a.m. on the day following the resumption of normal mail service, provided that during the period that regular mail service shall be interrupted all Notices shall be given by personal delivery or by facsimile transmission.

11.00 LEGAL ADVICE

11.01 Both parties acknowledge that James & Boyden may have acted for them in the past but is not acting for either party in respect of this transaction, and further acknowledge that James & Boyden has advised both parties to seek independent legal advice in respect of this transaction or any transaction which may result herefrom, all in accordance with the rules of the Law Society of Upper Canada.

12.00 GOVERNING LAW

12.01 This Agreement shall be governed by and construed in accordance with the laws of Ontario and the laws of Canada applicable therein.

13.00 ENTIRE AGREEMENT

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13.01 This Agreement constitutes the entire Agreement between the parties with respect to all of the matters herein and its execution has not been induced by, nor do any of the parties rely upon or regard as material, any representations or writings whatever not incorporated herein and made a part hereof and may not be amended or modified in any respect except by written instrument signed by the parties hereto. Any schedules referred to herein are incorporated herein by reference and form part of the Agreement.

14.00 ENUREMENT

14.01 The provisions of this Agreement shall enure to the benefit of and be binding upon the administrators, successors and assigns of the Consultant and the Company.

15.00 HEADINGS FOR CONVENIENCE ONLY

15.01 The division of this Agreement into articles and sections is for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date first above written,

                                    ARCTURUS FINANCIAL SERVICES CORPORATION



                                    Per:_______________________________
                                                               A.S.O.
                                    I have the authority to bind the corporation


                                    EQUILAR CAPITAL CORPORATION



                                    Per:________________________________
                                                                A.S.O.
                                    I have the authority to bind the corporation